Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fresh Del Monte Produce Inc. 2022 Omnibus Share Incentive Plan of our reports dated February 23, 2022, with respect to the consolidated financial statements and financial statement schedule of Fresh Del Monte Produce Inc., and the effectiveness of internal control over financial reporting of Fresh Del Monte Produce Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Miami, Florida
June 6, 2022